DRAFT : September 30, 1997
Providing for a 1 :1 exchange


EXHIBIT B

Form of

Plan of Arrangement of Cineplex Odeon Corporation Under Section 182 of the Business Corporations Act (Ontario)

ARTICLE 1 - INTERPRETATION

1.1	Definitions

	In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings respectively:

(a) "Arrangement" means the arrangement under the OBCA involving
Cineplex, its shareholders and LTM on the terms and conditions set forth in this Plan of Arrangement;

(b) "Cineplex" means Cineplex Odeon Corporation, a corporation existing under the OBCA;

(c) "Cineplex Common Shares" means the common shares in the capital of Cineplex;

(d) "Cineplex Share Exchange Ratio" means one LTM Common Share for each Cineplex Share;

(e) "Cineplex Common Shareholders" means the registered holders of Cineplex Common Shares;

(f) "Cineplex Shareholders" means the registered holders of either Cineplex Common Shares or Cineplex SRV Shares, as applicable;

(g) "Cineplex Shares" means the Cineplex Common Shares and the Cineplex SRV Shares;

(h) "Cineplex Stock Option Plan" means the stock option plan of Cineplex as amended effective June 6, 1996;

(i) "Code" means the United States Internal Revenue Code of 1986, as amended;

(j) "Court" means the Ontario Court (General Division);

(k) "Depositary" means at its principal offices in Toronto, Ontario;

(l) "Dissenting Shareholders" means Cineplex Common Shareholders who validly exercise rights of dissent pursuant to Section 3.1 hereof and are ultimately entitled to be paid fair value for their Cineplex Common Shares;

(m) "Effective Date" means the date shown on the certificate of arrangement issued under section 183 of the OBCA by the Director appointed under the OBCA giving effect to the Arrangement;

(n) "Effective Time" means 10:00 a.m. (Toronto time) on the Effective
Date;

(o) "Final Order" means the final order of the Court made in connection with the approval of the Arrangement and the fairness of the terms and conditions thereof following the application therefor contemplated by Section 6.7 of the Master Agreement;

(p) "Interim Order" means the interim order of the Court made in connection with the approval of the Arrangement following application therefor contemplated by Section 6.7 of the Master Agreement, as the same may be amended, supplemented or varied by the Court, providing for, among other things, the holding of a special meeting of holders of Cineplex Shares to consider and, if thought fit, approve this Plan of Arrangement;

(q) "LTM" means LTM Holdings, Inc., a corporation existing under the laws of the State of Delaware;

(r) "LTM Common Shares" means shares of common stock of LTM;

(s) "Master Agreement" means the agreement dated September 30, 1997 between LTM, Sony Pictures Entertainment, Inc. and Cineplex;

(t) "OBCA" means the Business Corporations Act (Ontario), as amended;

(u) "Plitt" means Plitt Theatres, Inc., a corporation existing under the laws of the State of Delaware;

(v) "Plitt Shares" means all the issued and outstanding shares of common stock of Plitt;

(w) "Special Meeting" means the Special General Meeting of the Cineplex Shareholders called to consider the Arrangement.

(x) "Cineplex SRV Shares" means the subordinate restricted voting shares in the capital of Cineplex.



1.2	Interpretation Not Affected by Headings, etc.

	The division of this Plan of Arrangement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. The terms "Plan of Arrangement", "hereof", "herein" and "hereunder" and similar expressions refer to this Plan of Arrangement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3	Number, etc.

	Unless the context requires the contrary, words importing the singular number only shall include the plural and vice versa; words importing the use of any gender shall include all genders; and words importing persons shall include firms, corporations, partnerships, trusts and trustees, unincorporated associations and governments and their agents and instrumentalities.


ARTICLE 2 - THE ARRANGEMENT

2.1 	Arrangement

	At the Effective Time, the following shall occur and be deemed to occur in the following order without any further act or formality, subject to the provisions of Section 3.1:

(a) all issued and outstanding Plitt Shares shall be exchanged by Cineplex with LTM for fully paid and non-assessable LTM Common
Shares;

(b) upon the exchange referred to in Subsection 2.1(a) hereof, Cineplex shall have its name removed from the register of the holders of Plitt Shares and shall be added to the registers of holders of LTM Common Shares as to the LTM Common Shares received in connection with the exchange referred to in Subsection 2.1(a) hereof, and LTM shall become the holder of all of the issued and outstanding Plitt Shares and the registers of holders of Plitt Shares shall so reflect;

(c) Cineplex shall distribute to holders of Cineplex Shares, other than Cineplex Common Shares held by Dissenting Shareholders, on a pro rata basis according to the number of issued and outstanding
Cineplex Shares, other than Cineplex Common Shares held by
Dissenting Shareholders, LTM Common Shares acquired by Cineplex in the exchange referred to in Subsection 2.1(a) hereof, in consideration for the purchase from such Cineplex Shareholders and cancellation of Cineplex Shares, on a pro rata basis according to the number of issued and outstanding Cineplex Shares, other than Cineplex Common Shares held by Dissenting Shareholders;

(d) upon the purchases and cancellations referred to in Subsection 2.1(c) hereof, Cineplex shall have its name removed from the registers of the holders of LTM Common Shares, and the holders of Cineplex Shares, other than the Dissenting Shareholders, shall become the holders of the LTM Common Shares distributed to them by Cineplex pursuant to Subsection 2.1(c) hereof, and the registers of holders of LTM Common Stock to so reflect;

(e) each issued and outstanding Cineplex Share, other than Cineplex Common Shares held by Dissenting Shareholders, shall be exchanged by the holder thereof with LTM for the number of fully paid and non-assessable LTM Common Shares equal to the Cineplex Share
Exchange Ratio;

(f) upon the exchange referred to in Subsection 2.1(e) hereof, each holder of Cineplex Shares, other than Dissenting Shareholders, shall have his or her name removed from the registers of holders of Cineplex Shares and his or her name shall be added accordingly to the register of holders of LTM Common Shares and LTM shall become the holder of all of the issued and outstanding Cineplex Shares, other than Cineplex Common Shares held by Dissenting Shareholders, and the registers of holders of Cineplex Shares shall so reflect;

(g) the Cineplex Stock Option Plan shall be amended by adding thereto a new section 10.01 as follows:

         "10.01 Plan of Arrangement

	In the event that the Corporation consummates a plan of arrangement (the "Arrangement") under section
182 of the Business Corporations Act (Ontario) pursuant to which outstanding shares of the Corporation (other than shares held by dissenting shareholders) are exchanged for common stock of LTM Holdings, Inc., a corporation existing under the laws of the State of Delaware then the definition of Corporation in section
1.01 shall be deemed to be LTM Holdings, Inc., and the options granted under the Plan outstanding at the effective time of such plan of arrangement shall subsequently entitle the optionee to purchase, instead of common shares of Cineplex, a number of common stock of LTM Holdings, Inc. equal to the number of Cineplex common shares which could have been purchased under such options immediately prior to the Arrangement. The purchase price per share of common stock of LTM
Holdings, Inc. shall be equal to the previous purchase price of the Cineplex common shares under such option immediately prior to the Arrangement. In all other respect such options shall remain unaffected by such Arrangement."; and

(h) all stock option agreements entered into by Cineplex with any of its past or present employees for the granting or governing of the terms of options for shares of Cineplex shall be construed and interpreted in accordance with the Cineplex Stock Option Plan, as amended, and this Plan of Arrangement.



ARTICLE 3 - RIGHTS OF DISSENT

3.1	Rights of Dissent.

	Registered holders of Cineplex Common Shares may exercise rights of dissent with respect to such class pursuant to and in the manner set forth in section 185 of the OBCA in connection with the Arrangement as the same may be modified by the Interim Order or the Final Order. Registered holders (a) who duly exercise such rights of dissent and are ultimately entitled to be paid fair value for their Cineplex Common Shares shall be deemed to have transferred such Cineplex Common Shares to Cineplex for cancellation on the Effective Date, and (b) who are ultimately not entitled to be paid fair value, for any reason, for their Cineplex Common Shares shall be deemed to have participated in the Arrangement on the same basis as any non-dissenting holder of Cineplex Common Shares and shall receive LTM Common Shares on the basis determined in accordance with section 2.1, but in no case shall Cineplex be required to recognize such holders as holders of Cineplex Common Shares on and after the Effective Date, and the names of such holders of Cineplex Common Shares shall be deleted from the register of holders of Cineplex Common Shares on the Effective Date.

 ARTICLE 4 - CERTIFICATES

4.1	Entitlement to Certificates and Dividends, etc.

(a) 	As soon as practicable after the Effective Date, LTM shall cause to be issued to the Depositary for the benefit of Cineplex Shareholders (other than Dissenting Shareholders) a certificate or certificates representing in the aggregate the number of LTM Common Shares to which such holders are entitled in accordance with the terms of the Arrangement and shall deliver such certificate or certificates to the Depositary to be delivered to such holders in accordance with the terms hereof.

(b) 		On or after the Effective Date, certificates formerly representing
Cineplex Shares shall represent only the right to receive certificates for LTM Common Shares, upon the holder depositing with the Depositary such certificates duly endorsed for transfer and accompanied by letters of transmittal and such other documents and instruments as would have been required to effect the transfer of the securities formerly represented by such certificates under the OBCA and the by-laws of Cineplex as the Depositary may reasonably require. Upon receiving such certificates, documents and instruments, the Depositary shall deliver to the holder depositing the same a certificate or certificates representing the LTM Common Shares to which such holder is entitled in accordance with the terms of the Arrangement.

(c) 	All dividends paid and distributions made in respect of each LTM
Common Shares that has been issued to a Cineplex Shareholder pursuant to Subsections 2.1(c) and 2.1(e), but for which a certificate has not been delivered to such holder in accordance with Subsection 4.1(b), shall be paid and made to the Depositary to be held by the Depositary in trust for such holder. All monies received by the Depositary shall be invested by it in interest bearing trust accounts upon terms which the Depositary may reasonably deem appropriate. The Depositary shall pay and deliver to any such holder, as soon as reasonably practicable after application therefor is made by such holder to the Depositary in such form as the Depositary may reasonably require, such dividends, distributions and interest accrued, net of withholding and other taxes, to which such holder is entitled.

4.2	Lost Certificates

	If any certificate which immediately prior to the Effective Date represented one or more outstanding Cineplex Shares has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and the giving by such person of a bond satisfactory to Cineplex and the Depositary in such sum as Cineplex and the Depositary may direct or otherwise indemnifying Cineplex and the Depositary in a manner satisfactory to Cineplex and the Depositary against any claim that may be made against Cineplex or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed, the Depositary will make such distribution or delivery in respect of the Cineplex Shares represented by such lost, stolen or destroyed certificate as determined in accordance with Sections 4.1 and 4.3.

4.3	Fractional Shares

	No certificates or scrip representing fractional LTM Common Shares will be issued or delivered pursuant to the Arrangement. In lieu thereof, each person entitled to a fractional interest in an LTM Common Share will receive a cash payment equal to such person's pro rata portion of the price received by the Depositary upon the sale of whole shares representing an accumulation of all fractional interests in LTM Common Shares to which all such persons would be otherwise entitled. The Depositary will sell the LTM Common Shares involved on The Toronto Stock Exchange or on such other stock exchange on which the LTM Common Shares are listed or quoted as may be selected by The Depositary in its discretion during the 60-day period following the Effective Date. The Depositary shall initially endeavour to sell the whole shares made up of such fractions when a board lot is accumulated or in any event not later than 30 days following the Effective Date. The aggregate proceeds of each such sale will be distributed by the Depositary pro rata, in relation to the respective fractions, among the persons otherwise entitled to receive fractional interests in LTM Common Shares.

4.4 	Extinction of Rights

	Any certificate which immediately prior to the Effective Time represented outstanding Cineplex Shares that were purchased and/or exchanged pursuant to Section 2.1 and not deposited, with all other instruments required by Section 4.1, on or prior to the third anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a shareholder of Cineplex or LTM. On such date, the LTM Common Shares to which the former registered holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered to LTM, as the case may be, together with all entitlements to dividends, distributions and interests thereon held for such former registered holder.


4.5 	Withholding Right

	Cineplex, LTM and the Depositary shall be entitled to deduct and withhold from any dividend or consideration otherwise payable under this Plan of Arrangement to any holder of Cineplex Shares such amount as Cineplex, LTM or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the Code or any provision of provincial, state, local or foreign tax law, in each case as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Cineplex, LTM and the Depositary are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Cineplex, LTM or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and Cineplex, LTM or the Depositary shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

ARTICLE 5 - AMENDMENT

5.1	Plan of Arrangement Amendment

(a) 	Cineplex and LTM reserve the right to amend, modify and/or
supplement this Plan or Arrangement at any time and from time to time provided that any such amendment, modification, or supplement must be contained in a written document which is filed with the Court and, if made following the Special Meeting, approved by the Court and communicated to Cineplex Shareholders in the manner required by the Court (if so required).

(b) 	Any amendment, modification or supplement to this Plan of
Arrangement may be proposed by Cineplex and LTM at any time prior to or at the Special Meeting with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Special Meeting, shall become part of this Plan for all purposes.

(c) 	Any amendment, modification or supplement to this Plan of
Arrangement which is approved or directed by the Court following the Special Meeting shall be effective only if it is consented to by Cineplex and LTM.